UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2007

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 545-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2007, Nanometrics Incorporated announced the appointment of Gary C. Schaefer as its Chief Financial Officer and Vice President, Administration, effective immediately. Also on November 5, 2007, Quentin B. Wright stepped down as our interim Chief Financial Officer and Chief Accounting Officer. The terms of Mr. Schaefer’s employment have not yet been fully determined, although we have granted Mr. Schaefer a non-qualified option for 50,000 shares of common stock and an award of 20,000 restricted stock units. The shares subject to the option will vest over a three-year period from the date of grant, with one-third of the total number vesting on the first anniversary of the date of grant, and 1/36th of the total number vesting ratably on a monthly basis thereafter. The restricted stock units will vest over a three-year period from the date of grant, with one-third of the total number vesting on each annual anniversary of the date of grant.

Since April 2007, Mr. Schaefer, 53, has served as our Director of Internal Audit, and as an internal audit consultant to us during 2005 and 2006. Prior to joining us, Mr. Schaefer served as a Sarbanes-Oxley consultant with Resources Global Inc., the operating subsidiary of Resources Connection, Inc., a multinational professional services firm, from March 2004 to March 2005. From August 2003 to January 2004, Mr. Schaefer served as Chief Financial Officer for Logic Devices Incorporated, a digital integrated circuits development company. Mr. Schaefer holds a B.S. in Biology/Accounting and an M.B.A. from Santa Clara University.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Nanometrics Incorporated dated November 5, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2007	NANOMETRICS INCORPORATED

/s/ Timothy J. Stultz
Timothy J. Stultz
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release issued by Nanometrics Incorporated dated November 5, 2007